EXHIBIT 21.01
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
                      LIST OF SUBSIDIARIES


                            State of
                           Incorpora-       Names Used In
     Name                    tion/           Doing Business
                           Organiza-
                             tion

Showboat Operating           Nevada     Showboat; Showboat
Company                                 Hotel, Casino & Bowling
                                        Center; Showboat Motel;
                                        Las Vegas Showboat

Showboat Development         Nevada     Showboat Development
Company                                 Company

Lake Pontchartrain           Nevada     Lake Pontchartrain
Showboat, Inc.                          Showboat; Showboat Star
                                        Casino

Showboat Indiana, Inc.       Nevada     Showboat Marina
                                        Partnership

Showboat Louisiana, Inc.     Nevada     Showboat Star Casino

Showboat Missouri, Inc.      Nevada     Randolph Riverboat

Showboat Indiana             Nevada     Showboat Marina
Investment, L.P.                        Partnership

Showboat Star Partnership   Louisiana   Showboat Star Casino

Ocean Showboat, Inc.       New Jersey   Ocean Showboat

Atlantic City Showboat,    New Jersey   Showboat; Showboat
Inc.                                    Hotel and Casino;
                                        Atlantic City Showboat

Ocean Showboat Finance     New Jersey   Ocean Showboat Finance
Corporation                             Corporation

Showboat Australia Pty      Australia   Sydney Harbour Casino
Limited
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